                                                   ---------------------------
                                                   |      OMB APPROVAL       |
                          UNITED STATES            ---------------------------
                SECURITIES AND EXCHANGE COMMISSION |OMB Number: 3235-0145    |
                     Washington, D.C. 20549        |Expires: August 31, 1999 |
                                                   |Estimated average burden |
                                                   |Hours per response 14.90 |
                          SCHEDULE 13G             ---------------------------



                 Under the Securities Exchange Act of 1934

                       (Amendment No. _________)*

                          NEW PALTZ CAPITAL CORP.
________________________________________________________________________________
                             (Name of Issuer)

                    COMMON STOCK, $0.001 PER SHARE PAR VALUE
________________________________________________________________________________
                         (Title of Class of Securities)

                                   647837 103
                     ______________________________________
                                 (CUSIP Number)


                                December 31, 2002
________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
Schedule  is  filed:

                    [_]  Rule  13d-1(b)

                    [_]  Rule  13d-1(c)

                    [  X  ]  Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC  1745  (3-98)
                              Page  1  of  4

CUSIP  No.  647837  10  3
-------------------------

1.     Names  of  Reporting  Persons
       I.R.S.  Identification  Nos.  of  above persons (entities only).:
       WILLIAM J. ASSELSTINE

--------------------------------------------------------------------------------

2.     Check  the  Appropriate  Box  if  a  Member of a Group (See Instructions)

       (a)     [_]

       (b)     [_]

--------------------------------------------------------------------------------

3.     SEC  Use  Only:

--------------------------------------------------------------------------------

4.     Citizenship  or  Place  of  Organization:        CANADA


Number  of          5.     Sole  Voting  Power:         5,000,000  SHARES
Shares  Bene-              ----------------------------------------------
finically  by
Owned  by  Each     6.     Shared  Voting  Power:       NOT  APPLICABLE
Reporting                  ----------------------------------------------
Person  With:       7.     Sole  Dispositive  Power:    5,000,000  SHARES
                           ----------------------------------------------
                    8.     Shared  Dispositive  Power:  NOT  APPLICABLE

--------------------------------------------------------------------------------

9.     Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person:
5,000,000  SHARES

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

     NOT  APPLICABLE

11.     Percent  of  Class  Represented  by  Amount  in  Row  (9):  77.9%


12.     Type  of  Reporting  Person  (See  Instructions)
--------------------------------------------------------------------------------

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP  No.  647837  10  3
-------------------------

Item  1.

     (a)  Name  of  Issuer:  NEW  PALTZ  CAPITAL  CORP.

     (b)  Address  of  Issuer's  Principal  Executive  Offices:

     2360  Palmerston  Avenue,  Vancouver,  British  Columbia,  Canada  V7V  2W1


Item  2.

     (a)  Name  of  Person  Filing:  WILLIAM  J.  ASSELSTINE

     (b)  Address  of  Principal  Business  Office  or,  if  none,  Residence:

          2360 Palmerston Avenue, Vancouver, British  Columbia, Canada  V7V  2W1

     (c)  Citizenship:  CANADIAN

     (d)  Title of Class of Securities: COMMON STOCK, $0.001 PER SHARE PAR VALUE

     (e)  CUSIP  Number:  647837  10  3


Item 3. If this statement is filed pursuant to Sec.Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [_]  Bank  as  defined  in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with Sec.240.13d-1(b)(1)(ii)(E):
     (f) [_] An employee benefit plan or endowment fund in accordance with Sec.240.13d-1(b)(1)(ii)(F):
     (g) [_] A parent holding company or control person in accordance with Sec.240.13d-1(b)(1)(ii)(G):
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813):
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):
     (j)  [_]  Group,  in  accordance  with  Sec.240.13d-1(b)(1)(ii)(J).


Item  4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a)  Amount  Beneficially  owned:  5,000,000  SHARES
     (b)  Percent  of  Class:  77.9%
     (c)  Number  of  shares  as  to  which  the  person  has:
          (i)  Sole power to vote or to direct the vote:       5,000,000 SHARES
          (ii) Shared  power  to  vote  or  to  direct  the  vote:  N/A
          (iii) Sole power to dispose or to direct the disposition of:
                                                               5,000,000  SHARES
          (iv) Shared  power  to  dispose  or  to direct the disposition of: N/A

CUSIP  No.  647837  10  3
-------------------------

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]


Item  6.  Ownership  of  More  than  Five  Percent  on Behalf of Another Person.

     NOT  APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     NOT  APPLICABLE

Item  8  Identification  and  Classification  of  Members  of  the  Group

     NOT  APPLICABLE

Item  9.  Notice  of  Dissolution  of  Group

     NOT  APPLICABLE

Item  10.  Certification

     NOT  APPLICABLE



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February  13,  2003

                                        __________________________
                                                  Date

                                        /s/ William J. Asselstine
                                        __________________________
                                                  Signature

                                        WILLIAM  J.  ASSELSTINE
                                        Beneficial Owner and President
                                        __________________________
                                                  Name/Title